EXHIBIT 99.1
Health Discovery Corporation
620 County Road
Hanson, Massachusetts 02341
May 17, 2013

Dear Fellow Shareholders,

We, the Senior Management Team, with the input and majority support of HDC’s Board, want to take the time occasionally, as appropriate, to write to you regarding an update to the Health Discovery Corporation (“HDC” or “Company”) business story, including a few details of some of the many key activities (some initiated by us; some initiated by others) that are now occurring with regard to our business, so you might have a better feel for what we are spending our time and energy (and your dollars) on, and a better understanding of the opportunities and challenges we see ahead.

Overview

For Health Discovery Corporation, this has been a time of vast change and real progress.

We believe the Company overall has in recent months significantly increased its ability to achieve success, both now and in the future.  We continue to be a company that is evolving and adapting.  We are energized and proactive about the future.

To assist you in reading this Shareholder Letter, and in getting the most out of it, we would like to first share with you briefly our overall vision for the Company.

Our vision has three distinct parts for the coming decade:

First, we want to work both hard and smart and create real value for our loyal shareholders.

Second, we want to automate or semi-automate as many aspects of healthcare (especially healthcare delivery systems, and in some cases non-healthcare systems) as is appropriate.

Third, we want to significantly cut the cost of healthcare, through increasing the productivity of technicians, nurses, physicians, and administrators.

For us, thoughtful technology and product innovation and continuous productivity improvement are keys to our future success.

People

We have added to the team a number of very capable and well-known new people who we believe can assist in the growth our business.

New Board Members

To our Board of Directors, we have added two new directors.

These new directors are:  (1) Secretary Norman Mineta, who served in the Cabinets of two US Presidents, one from each Party and (2) Sumi Takeichi, a leading businessman in Japan, a country where we are making a major growth push.

New Executives

To our management team, we have added two new executives and expanded the responsibilities of two existing executives.

First, we recruited Bob Kelly as interim COO.  Bob’s background included being CFO of Summit Technology, the pioneer laser-eye-surgery software and medical equipment company.  Bob was one of the key executives who drove the turnaround of the company from 1997 until 2000, while I was a member of the Summit Technology Board of Directors and chaired the three committees that fired one CEO, hired the next, and provided oversight of CEO performance.  Summit Technology was sold in June, 2000, for $968 MM—an 800% increase in market value in just three years.  Bob has taken charge of getting all HDC work done on-time, on-budget, and within HDC’s high standards of excellence.  His focus is on productivity and process improvements—both of the Company and of its products—and helping his teammates to reach or exceed their many stretch goals.

Second, Mark Moore has joined HDC and Mark has taken control of product development, including product-upgrades and “product-re-purposings.”  Mark, who is also CEO of SVM Capital, has several years of experience with SVM technology and software development.  Mark works closely with our chief mathematical scientist, Hong Zhang.  We feel the new focus is bringing positive results from HDC’s new product development efforts.

Third, Herb Fritsche and Hong Zhang have taken on additional duties and have both performed magnificently.  Herb received the HDC CEO’s Award of Excellence from me in Q1, and Hong is a current finalist for the award for Q2.  Our talented team of valuable advisors continues to contribute to our efforts and we are appreciative of their guidance and efforts.

Summary

In sum, all of these Directors and Senior Executives are contributing greatly to the Company’s efforts and I look forward to them continuing to add significant value to our growth strategy.

We are delighted that these multi-talented gentlemen have joined the talented team already assembled at Health Discovery Corporation, or have agreed to expand their responsibilities.

Product Update

NeoGenomics

Our relationship with NeoGenomics continues to remain strong. We have worked closely with our partners at NeoGenomics as a part of the Master License Agreement, which we signed in January, 2012.  The development of our work in the areas of (1) flow cytometry, (2) cytogenics, (3) FISH testing, and (4) plasma-based prostate testing, continue to progress smartly.  We believe our partnership with NeoGenomics will develop the majority, if not all, of our applications in the medical testing field, especially for tests eligible for CLIA certification and not requiring a 510k or other even more expensive FDA reviews, such as a data-supplemented 510k or a PMA.

SVM Capital LLC

We are excited about the risk-adjusted performance of SVM Capital’s product, which uses our SVM technology to explore and exploit the potential applicability of SVM technology to “quantitative investment management techniques,” such as predicting the future value of a specific stock market stock portfolio.  We have a 45% ownership stake in SVM Capital.

Our partner, Atlantic Alpha, reports that the SVM technology is now working well in two distinct investment areas. First, it is being applied with some success to “price data.”  Second, Atlantic Alpha is, with even greater success, applying SVM technology to quarterly fundamental corporate data such as sales, earnings, and projected earnings.  SVM is utilized to separate stocks into three categories: (1) stocks that should likely outperform (to go Long on), or (2) stocks that should likely underperform (to Short), in the next quarter, based on current data, or (3) stocks that fall into neither of those two special predictive categories.

SVM Capital is now entering a concerted marketing campaign to land major users, partners, and capital investors, and we believe that its future will have a positive impact on HDC, starting in Q4 of this year.  We continue to believe SVM Capital’s product can become a compelling investment tool for sophisticated investors.  As a part-owner, Health Discovery Corporation will receive revenue through a revenue-sharing arrangement with SVM Capital.

Retinalyze

In conjunction with its joint venture, Retinalyze, LLC, the Company launched Retinalytics SVMTM, to assist Ophthalmologists and Optometrists in the detection of macular degeneration. While the first Retinalytics SVMTM product released focuses on age-related macular degeneration (“AMD”), the Company continues to develop a second Retinalytics SVMTM product using Fundoscopic images of retinal vessels to assist eye care professionals in the early detection of Alzheimer’s disease, one of the scourges of mankind.  The Company also plans to develop a third integrated product for early detection of diabetic retinopathy, one of the greatest causes of blindness in the world.

Retinalyze, LLC, continues to evaluate options to improve the real and perceived value and market acceptance of the already completed AMD product, with the goal of solving slower than expected adoption, and thereby creating better commercialization, and the paid analysis of a higher volume of scans throughout the marketplace. In addition, the Company is evaluating all options related to the product with the goal of optimal commercialization of this technology, over time.

Potential New Geographic Markets and New Partner or Product Categories

In addition to exploring Partner/Customer markets in new geographic regions, such as in Japan, as mentioned above, we are also exploring new substantive markets, such as markets for tools for (1) Fraud-Prevention, and (2) Terrorist-Attack-Prevention, and new Partner/Customer prospects and prospect categories, such as large, medium, and small (1) software developers, (2) health insurers, (3) life insurers, (4) multi-hospital systems, and (5) governments, federal, state, and local.

We are probing new markets to determine as quickly as possible where much of the “low-hanging-fruit” is most likely to be found.

Fraud-Prevention, and Terrorist-Attack-Prevention, Tools

We are also exploring the feasibility of using our SVM technology to exploit two additional substantive markets.  These tools might add an advanced band of high-end BI, Text-Analytics, and Predictive-Analytics to current products, or products under development, for use in such applications as: (1) Fraud, Waste, Abuse, Neglect, Negligence, Mis-Management, Over-Billing, and Under-Billing Detection/Prevention, and (2) Terrorism Detection/Prevention.  We believe there could be a substantial underserved and swiftly growing market currently for both such applications.   Especially, where 1) large software developers, (2) large health insurers, (3) large life insurers, (4) large multi-hospital systems, and (5) governments, federal, state, and local,  were the Co-Developers, or the Customers/Users, of such important products, we believe these opportunities might be large.

New Partner/Partner-Prospect Categories

Finally, in addition to the above Partner and Partner-Prospect targets, we are also exploring the possibility of obtaining new, or participating in existing, government and/or foundation grants for funding our product R&D and product deployment in such large-scale product categories as are mentioned here.

Potential New Hires and New Partners

While we do not plan on hiring any new employees at this time, we are evaluating several partnering prospects and consulting proposals, especially in the areas of (1) new product co-development, and (2) fundraising.

Intellectual Property Portfolio Update

One of our major assets continues to be our extensive Intellectual Property Portfolio.  Specifically, the portfolio contains the exclusive rights to 57 issued U.S. and foreign patents covering uses of SVM, SVM-RFE, and FGM technology for discovery of knowledge from especially large and/or especially complex data sets.  The Company also has 23 pending U.S. and foreign patent applications covering uses of the SVM technology, as well as covering underlying related biomarkers and diagnostic methods that have been discovered using the SVM technology.

Patent Enforcement

HDC remains diligent in evaluating all potential infringers of our technology and we will enforce our rights relating to our technology to the best of our abilities.  In fact our recent targeted activity with Intel Corporation demonstrates our intent to follow through with aggressively enforcing our rights regarding our patents.

Financial Condition

Health Discovery Corporation is a company on the move.  Like many other budding companies, we face a significant challenge with regards to our financial condition, as outlined in our recent Annual Report filed in Form 10-K with the SEC.  The HDC team is keenly aware of this challenge and is evaluating all funding options—to best preserve and use our resources so as to be financially able to fully and quickly address the key opportunities for growth. These potential options include, but are not limited to, (1) selling our NeoGenomics Stock, (2) generating revenue through licensing, and/or selling selected parts of, our significant patent portfolio, (3) providing services related to those patents, (4) selling or licensing healthcare and non-healthcare products, and (5) obtaining additional equity and/or debt financing from Corporate Partners or from Wealthy Individuals.  As you may know, I always like to have “at least three ways to win.”  Just in case, we also have initiatives in place or planned to control costs, as appropriate, given changing circumstances.

We expect to hold a shareholders meeting in the next month, sometime prior to June 30, 2013, which date we will announce soon. I encourage you to attend that meeting and to also visit our improved website, www.healthdiscoverycorp.com, to learn more about all of these exciting developments regarding Health Discovery Corporation.

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In summary, the Company is pleased with the many successes to date.  However, we also recognize the many large challenges, especially funding challenges, we face, and we will not rest “until the ship is turned.”

These successes include, but are not limited to, the solid creation of the following items:

1)	A national-award-winning intellectual property portfolio with 57 issued and 23 pending patents,
2)	A strong management team,
3)	A highly experienced, respected, and active Board of Directors,
4)	A strong license agreement with NeoGenomics,
5)	A strong initial exploration partnering agreement with Lockheed Martin,
6)	A pipeline of important advanced products moving towards full development and commercialization.

What’s more, we have created these items without adding long-term debt.

I am very proud of the significant achievements of the entire Health Discovery Corporation team and very grateful to all the members of that team.  I am also very grateful to our long-time investors, who have decided that they are “in it for the long-haul.”

We look forward to more fully executing our business strategy (1) in molecular diagnostic test development, for implementation of true personalized medicine, (2) in healthcare and non-healthcare “Big Data” Business Intelligence, and Predictive Analytics, for disease-, patient-, and enterprise-management in the context of personalized medicine, and (3) in continuing our growth through non-medical applications of our technology.  We believe all three efforts will advance Health Discovery Corporation in areas of strategic opportunity, both thoughtfully and urgently.

In a macro environment of significant and constant change of things we cannot control, Health Discovery Corporation remains alert and facile in responding to such change, and in fact, is now positioned to be able to quickly adapt to, and smartly capitalize on, the change.  As a result, we remain a company passionately focused on seizing the opportunities and meeting the challenges ahead—to realize the success of our valuable advanced technology in commercial applications—for the benefit of our shareholders, our Partners and our product users, and their patients, partners, or customers, as well as for the benefit of all of mankind.

/s/ John A. Norris, J.D., M.B.A.
John A. Norris, J.D., M.B.A.
Chief Executive Officer

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future performance, opportunities and investments, and anticipated results in general. From time to time the Company may make other forward-looking statements in relation to other matters, including without limitation, commercialization plans and strategic partnerships. Actual results may differ materially due to a variety of factors, including, among other things, the acceptance of our approach to applying mathematics computer science and physics into the disciplines of biology, organic chemistry and medicine and our products and technologies associated with those approaches, the ability to develop and commercialize new drugs, therapies, medical devices, or other products based on our approaches, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.